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                                                                     EXHIBIT 2.2

                   AGREEMENT AND PLAN OF BUSINESS COMBINATION

       THIS AGREEMENT, entered into this 14th day of April, 2000, by and between PAN International Gaming, Inc., a Nevada corporation (hereinafter "PAN"), as Acquirer and Searchound.com 2000 Ltd., a Nevada corporation (hereinafter "Searchound.com 2000 Ltd."), as Acquiree:

       WHEREAS, PAN desires to acquire all of the issued and outstanding common stock of Searchound.com 2000 Ltd. incident to a tax-free exchange of capital stock of PAN for all outstanding capital stock of Searchound.com 2000 Ltd. upon the terms and conditions contained herein, and

       WHEREAS, the shareholders of Searchound.com 2000 Ltd. desire to exchange their 100% ownership of Searchound.com 2000 Ltd. for common stock of PAN to be newly issued by PAN upon the terms and conditions contained in this Agreement, and

       WHEREAS, PAN desires to raise $200,000 in bridge financing at $1.00 per share and thereafter depending on the market value of PAN's common stock, the shareholders of Searchound.com 2000 Ltd. desire to raise U.S. $1,500,000 in bridge financing via a private placement of 1,500,000 shares at $1.00 per share,

       NOW, THEREFORE, for valuable consideration and upon the mutual representations, warranties, covenants and agreements and other promises set forth in writing herein, the parties hereto agree as follows:

1. PLAN OF BUSINESS COMBINATION - It is the agreement and intention of all parties hereto that all of the issued and outstanding capital stock of Searchound.com 2000 Ltd. owned by any and all shareholders of Searchound.com 2000 Ltd. shall be acquired by PAN hereby in exchange solely for common stock of PAN. It is particularly the intention of all parties hereto that this transaction qualifies as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended and related sections thereunder.

2. AUDITS AND FINANCIAL STATEMENTS - Both PAN and Searchound.com 2000 Ltd. recognize the importance of obtaining certified audits of Searchound.com 2000 Ltd. incident to this Agreement and Plan of Business Combination. These certified audits will be prepared on a consolidated basis for the combined companies (PAN and Searchound.com 2000 Ltd.) after consummation of this business combination. The officers and directors of PAN and Searchound.com 2000 Ltd. shall take all necessary efforts in a diligent manner to prepare financial and accounting materials and statements as necessary to prepare for a consolidated financial statement of the combined operations so as to position the

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       combined companies to conduct a certified audit to satisfy registration requirements of the SEC and relevant state security commissions for a future public or private offering.

3.     ACQUISITION OF SEARCHOUND.COM 2000 LTD.

SUMMARY

Searchound.com is a 3 year old Internet property that brought the Internet its first child content only filtering search engine. Searchound.com has developed a major brand name with the assistance of its logos of "Let the Hounds Loose" and "You show me your Searchound I'll show you mine!" for searching the net. It is now poised to join the ranks of the "major search engines" and secure a position as one of the Top 50 most highly trafficked Internet properties in the world.

This unique position stems from three critical elements:

       a. A revolutionary marketing plan by an Internet pioneer (Mark Joyner) which is soon to be implemented will allow this Internet property to join the Top 50. As characterized by Andrew Goodman, a "portal expert" and owner of Traffick.com, the new plan as "real viral genius that makes new inroads into viral technology and marketing."

       b. The pending acquisition of a unique search technology (SoloSearch.com) that will revolutionize the way we look for and manage information on the net providing faster and more accurate searching than ever before.

       c. A database of almost 500,000 loyal webmasters that is unparalleled in the Internet industry.

In common business parlance: Searchound.com offers a truly superior high-demand product, an extremely aggressive marketing plan, and a massive database of potential customers and sales representatives that will enable phenomenal growth. With the acquisition, completion of the pending mergers and the subsequent investment into Searchound.com, PAN International will emerge immediately as a profitable Internet corporation.

MARKETING PLAN

The Internet has gone through two stages of maturation in terms of marketing - and is about to enter a third.


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The first stage was one of euphoria. Businesses would go online giddy with the stories of easy profit. They would eventually be let down when they discovered that their website was an island. That is, no one knows a particular site exists until they are told.

The second, and current, stage of developing is a conservative reliance on traditional advertising. Unfortunately, the amount of money being thrown at the advertising industry by "dot com start ups" has driven advertising rates so high that one is guaranteed a low return on investment (ROI).

A new and third stage of development will be spearheaded by marketing ideas such as those found in the Searchound Marketing Plan. These ideas will allow one to compete on a global level with a relatively insignificant advertising budget.

As stated by portal expert, Andrew Goodman, "...the Searchound Marketing Plan and its new technology will make new inroads in Internet Marketing and will affect revenues and market share immediately."

By combining the most critical elements of viral marketing, affiliate programs, the power of direct permission marketing, and unique technology, the Searchound Marketing Plan allows for an unparalleled growth rate.

The value of the customer is undeniable. Many Internet properties and their valuation relies on not only traffic as a measuring stick, but real buyers or customers. Taking this into consideration, the Searchound Marketing Plan does not just focus on the building of raw traffic (the reckless method of promotion exercised by most websites), but on the aggressive and fast-paced acquisition of technology, products and loyal users.

The relative value of these customers and users will be quite high. Not only will these customers and users be acquired quickly, but they will also be acquired with an unprecedented amount of psychographic and demographic information. This data has become extremely valuable.

TECHNOLOGY (NEW, IMPROVED AND EXCLUSIVE)

"I can't find what I'm looking for. The search engine just sends back junk."

You the reader naturally know exactly what we're referring to as you read these words. You have probably said them yourself at one time or another. The complete lack of organization and the rising difficulty (if not "near impossibility") of finding what you're looking for are felt by every single Internet user. Clearly this is the biggest problem on the Internet today.

If a technology, which would allow for fast accurate search results consistently were marketed properly it is not unreasonable to expect a majority of those "online" to flock to the site offering this technology.

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The pending acquisition of SoloSearch.com, Inc. by Searchound.com 2000 Ltd.
will convert Searchound.com into a technological market leader within the portal, vortal and search engine markets. By combining a neural networking system, meta-searching, and a patented sophisticated filtering algorithm, search results are faster, more accurate and can be saved or can continuously function offline for the user producing bottom-line results that previously were unheard of.

EXISTING ASSETS

Leveraging the number of extremely valuable assets that already exist in Searchound will accelerate the execution of the Searchound marketing plan.

In addition to an already large database of search listings, referral partners, and My Searchound users, Searchound has control of one of the largest and most powerful subscriber lists on the Internet.

Currently, over 470,000+ webmasters receive PERSONALIZED copies of the "Searchound Webmaster Dispatch". A weekly newsletter is mailed to these webmasters that includes useful information to help them to become more effective deliverers of web content. Upon execution of the Searchound Marketing Plan, each of these webmasters will be personally contacted and given a compelling reason to participate in the Searchound affiliate program (ref. Searchound Marketing Plan).

When you consider that each of these webmasters has the potential to contact an unknown number of other Internet users themselves, the full power of this list is realized. You are not just contacting 470,000 potential users, but 470,000 potential sales agents eagert to promote Searchound and bring millions of customers to Searchound.com.

5. EXCHANGE OF SHARES - All parties hereto agree that all Searchound.com 2000 Ltd. common stock presently outstanding shall be exchanged by the shareholders thereof with PAN for common shares of PAN to be divided among the present shareholders of Searchound.com 2000 Ltd. pro rata in proportion to their shareholdings in Searchound.com 2000 Ltd. This exchange shall be made on the basis of 13,500,000 PAN common shares for all outstanding capital stock of Searchound.com 2000 Ltd.

6. INVESTMENT REPRESENTATION - Incident to their voting upon or otherwise consenting to this business combination agreement, the shareholders of Searchound.com 2000 Ltd. will be required to represent that they are acquiring these restricted securities of PAN for investment and not with a present intention or view to resell or redistribute any of them, absent future SEC and relevant state registration or an appropriate exemption therefrom. The shareholders of Searchound.com 2000 Ltd. also hereby acknowledge that the certificates for PAN common share to be issued to shareholders of Searchound.com


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       2000 Ltd. incident to this business combination will be legended with appropriate language evidencing such restrictions on further transfer, sale or disposition thereof.

7. DELIVERY OF SHARES - Incident to the closing of this business combination, the shareholders of Searchound.com 2000 Ltd. shall deliver to PAN appropriate certificates representing all of their shares of Searchound.com 2000 Ltd. which certificates shall be properly endorsed, so as to make PAN the sole holder and owner of all Searchound.com 2000 Ltd. shares, free and clear of all liens and encumbrances.

8. CLOSING DATE - The Closing Date of this business combination shall be on May 13, 2000 after final approval by the Board of Directors and shareholders of the parties hereto.

9. REPRESENTATION OF PAN - PAN hereby represents and warrants that effective the date of this Agreement, and as of the Closing Date hereof, the following statements are true and correct:

       (a) As of the Closing Date of this Agreement and Plan of Business Combination, all PAN common shares outstanding will constitute validly and legally issued shares in their entirety, as well as the common shares of PAN to be exchanged with the shareholders of Searchound.com 2000 Ltd. in this business combination, and that all of such shares shall be fully paid and nonassessable, and that the common shares of PAN to be issued hereto will be in all respects equivalent to the common stock of PAN issued and outstanding as of the date hereof;

       (b) The officers of PAN who have executed this Agreement are duly authorized to execute it on behalf of PAN, and they have taken all action required by law and the Bylaws of PAN to properly and legally execute and validate this Agreement;

       (c) Any financial statements submitted by any party to this Agreement, and such statements to be submitted in the future incident hereto, shall be complete and accurate for the dates and periods indicated thereon and fairly present the financial condition of PAN and its operations for the periods covered; and that there are no material liabilities, either fixed or contingent, not reflected in such financial statements;

       (d) All PAN common stock to be outstanding at the Closing Date hereof shall not be in any greater amount than has already been disclosed to the shareholders of Searchound.com 2000 Ltd. incident to entering into this Agreement.

       (e) There have not been any material changes in the financial position of PAN since the time that financial position statements have been submitted in connection with

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             this Agreement, unless they have already been disclosed to the shareholders of Searchound.com 2000 Ltd. incident to negotiating or entering into this Agreement.

       (f) That from the date of this Agreement until the closing of this business combination, there will not be any negative material change in the position PAN;

       (g) That PAN is not involved in any pending or threatened litigation or governmental proceeding or investigation unless reflected in its financial statements or disclosed in writing to the shareholders of Searchound.com 2000 Ltd.; and to the best knowledge of PAN and its officers, no material litigation, claims, assessments or governmental investigation or proceeding is threatened against PAN or any of its properties, or any of its directors or officers incident to their roles with PAN;

       (h) As of the Closing Date of this business combination, PAN will be in good standing and qualified to conduct business in each state where such qualification is required;

       (i) PAN has paid any and all taxes or assessments due to any governmental agency incident to its past operations to the date hereof except as noted in PAN's financial statements;

       (j) PAN has complied with all state and federal laws and regulations regarding its incorporation and formation, past issuance's of capital stock and sale thereof, capitalization, business and operations; and no contingent liabilities against PAN have been threatened, or claims made against PAN, and no basis for the same exists, with respect to such incorporation, formation, business operations, capitalization's, or sales and issuance of securities;

       (k) PAN has not breached any material agreement or contract to which it is a party; and the execution of this Agreement will not violate or breach any material agreement, contract or commitment to which PAN or its shareholders are parties;

       (m) PAN has not outstanding debt other than what has been disclosed to the shareholders os Searchound.com 2000 Ltd. incident to the negotiation and preparation of this Agreement.

       (n) As of the date hereof, and at the Closing Date, PAN to the best of its ability and knowledge, has disclosed all events, conditions, and facts materially affecting the business and prospectus of Searchound.com 2000 Ltd. and PAN has not now, and will not as of the Closing Date have, withheld knowledge of any such events,


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              conditions, and facts which it knows, or has reasonable grounds to know, may materially affect the business, worth or prospects of Searchound.com 2000 Ltd.;

       (o) All outstanding shares of capital stock of PAN have already been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;

       (p) PAN has not mortgaged or pledged any of its assets, where tangible or intangible;

       (q) PAN has not sold, assigned or transferred any material tangible or intangible assets or rights unless already disclosed to the shareholders of Searchound.com 2000 Ltd. incident hereto; nor has it knowingly waived any rights of material value;

       (r) PAN does not have any outstanding warrants, options or other rights to acquire equity shares or interests in capital stock of PAN;

       (s) All corporation minute books and financial records in existence will be made available to Searchound.com 2000 Ltd. for review prior to the closing of this Agreement;

       (t) The records of all issuance's and transfers of record of the common stock of PAN have been maintained by the transfer agent of PAN in good and current order and accurately reflect the record ownership of all issued and outstanding common stock of PAN;

       (u) That any financial statements submitted by PAN, or to be submitted by PAN, incident to this business combination have been prepared or will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis;

       (v) PAN has only one class of capital stock outstanding and all outstanding common shares have been duly authorized, validly issued, and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;

       (w) Capitalization - PAN has authorized capital stock of 40,000,000 common shares of $0.001 par value per share of which there are 4,508,413 shares currently outstanding and 10,000,000 preferred shares of which there are no shares currently outstanding.

10. REPRESENTATIONS OF SEARCHOUND.COM 2000 LTD. AND SHAREHOLDERS OF SEARCHOUND.COM 2000 LTD. - As of the date of this Agreement, and as of the Closing Date of this business combination, Searchound.com 2000 Ltd. and shareholders of Searchound.com 2000, Ltd.

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       hereby represent and warrant the following:

       (a) As of the Closing Date of this Agreement and Plan of Business Combination, all Searchound.com 2000 Ltd. common shares outstanding will constitute validly and legally issued shares in their entirety, and that all of such shares shall be fully paid and nonassessable,

       (b) The officers of Searchound.com 2000 Ltd. who have executed this Agreement are duly authorized to execute it on behalf of Searchound.com 2000 Ltd., and they have taken all action required by law and the Bylaws of Searchound.com 2000 Ltd. to properly and legally execute and validate this Agreement;

       (c) Any financial statements submitted by any party to this Agreement, and such statements to be submitted in the future incident hereto, shall be complete and accurate for the dates and periods indicated thereon and fairly present the financial condition of Searchound.com 2000 Ltd. and its operations for the periods covered; and that there are no material liabilities, either fixed or contingent, not reflected in such financial statements;

       (d) All Searchound.com 2000 Ltd. common stock to be outstanding at the Closing Date hereof shall not be in any greater amount than has already been disclosed to PAN;

       (e) There are no material liabilities, either fixed or contingent, not disclosed in such financial statements.

       (e) There have not been any material changes in the financial position of Searchound.com 2000 Ltd. since the time of entering this Agreement, unless they have already been disclosed to PAN prior to the Closing Date of this business combination.

       (f) That from the date of this Agreement until the closing of this business combination, there will not be any negative material change in the position of Searchound.com 2000 Ltd.;

       (g) That Searchound.com 2000 Ltd. is not involved in any pending or threatened litigation or governmental proceeding or investigation unless reflected in its financial statements or disclosed in writing to the shareholders of; and to the best knowledge of Searchound.com 2000 Ltd. and its officers, no material litigation, claims, assessments or governmental investigation or proceeding is threatened against Searchound.com 2000 Ltd., or any of its properties, or any of its directors of officers incident to their roles with Searchound.com 2000 Ltd.;

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       (h)    Searchound.com 2000 Ltd. has not breached any material agreement or contract to which it is a party;

       (i) All corporation minute books and financial records in existence will be made available to PAN for review prior to the closing of this Agreement;

       (j) The execution of this Agreement will not violate or breach any material agreement, contract or commitment to which Searchound.com 2000 Ltd. or its shareholders or officers are party;

       (k) The records of all issuance's and transfers of record of the common stock of Searchound.com 2000 Ltd. have been maintained by the transfer agent of Searchound.com 2000 Ltd. in good and current order and accurately reflect the record ownership of all issued and outstanding common stock of Searchound.com 2000 Ltd.;

       (l) Searchound.com 2000 Ltd. has not sold, assigned or transferred any material tangible or intangible assets or rights unless already disclosed to the shareholders of Searchound.com 2000 Ltd. incident hereto; nor has it knowingly waived any rights of material value;

       (m) Searchound.com 2000 Ltd. is not subject to any bankruptcy proceeding or insolvency action;

       (n) As of the Closing Date of this business combination, Searchound.com 2000 Ltd. will be in good standing and qualified to conduct business in each jurisdiction where such qualification is required;

       (o) Unless otherwise disclosed in the financial statements submitted by Searchound.com 2000 Ltd. incident to this Agreement, Searchound.com 2000 Ltd. has paid any and all taxes or assessments due to any governmental agency incident to its past operations to the date hereof;

       (p) Searchound.com 2000 Ltd. has complied with all state and federal laws and regulations regarding its incorporation and formation, past issuances of capital stock and sale thereof, capitalization, business and operations; and no contingent liabilities against Searchound.com 2000 Ltd. have been threatened, or claims made against Searchound.com 2000 Ltd., and no basis for the same exists, with respect to such incorporation, formation, business operations, capitalizations, or sales and issuance of securities;

       (q) Searchound.com 2000 Ltd. has no outstanding debt other than what has been

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                   disclosed to the shareholders of Searchound.com 2000 Ltd.
                   incident to the negotiation and preparation of this Agreement;

              (r) As of the date hereof, and at the Closing Date, Searchound.com 2000 Ltd., to the best of its ability and knowledge, has disclosed all events, conditions, and facts materially affecting the business and prospects of Searchound.com 2000 Ltd.; and Searchound.com 2000 Ltd. has not now, and will not as of the Closing Date have, withheld knowledge of any such events, conditions, and facts which it knows, or has reasonable grounds to know, may materially affect the business, worth or prospects of Searchound.com 2000 Ltd.;

              (s) All outstanding shares of capital stock of Searchound.com 2000 Ltd. have already been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof;

              (t) Searchound.com 2000 Ltd. has not mortgaged or pledged any of its assets, whether tangible or intangible;

              (u) Searchound.com 2000 Ltd. has not sold, assigned or transferred any material tangible or intangible assets or rights unless already disclosed to PAN incident hereto;

              (v) Any outstanding warrants, options or other rights to acquire equity shares or interests in capital stock of Searchound.com 2000 Ltd. have been disclosed in full to PAN incident to entering into this Agreement;

              (w) Capitalization - Since the date of this Agreement, unless already disclosed in writing to PAN, there has not been and, between the date of this Agreement and the Closing Date, there will not be:

                   (i) Any material increase in the encumbrances against any assets of Searchound.com 2000 Ltd. or transfer of any such assets unless in the ordinary course of business;

                   (ii) Any change in the accounting methods or practices followed by Searchound.com 2000 Ltd.;

                   (iii) Any termination, changes or violations of any leases, contracts, licenses, commitments or other arrangements or agreements of Searchound.com 2000 Ltd. having a material adverse effect on the business or assets of Searchound.com 2000 Ltd.;

                   (iv) Any material new borrowing or increased borrowing not in the ordinary course of business, nor any material new contracts or commitments for the purchase or sale of services, merchandise or supplies except in the


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                         ordinary course of business;

                  (v) Any material increase in the compensation of any director, officer or key employee of Searchound.com 2000 Ltd., or any new material employment agreement;

                  (vi) Any stock or cash dividend or distribution of common stock for services, unless approved in writing by PAN;

                  (vii) Any violation of any permit, license, law or regulation materially adversely affecting any assets or business of Searchound.com 2000 Ltd.;

                  (viii) Any loan or other material transaction with any
                         officer or director or shareholder of Searchound.com 2000 Ltd. unless consented to by PAN; and

                  (ix) Any authorization, issuance, sale or other disposition of any common shares, or rights thereto, of Searchound.com 2000 Ltd., except with the written consent of PAN.

11. COVENANTS OF BOTH PARTIES - PAN and Searchound.com 2000 Ltd. both hereby agree and covenant as follows that during the period from the date hereof to the Closing Date, unless express written consent is obtained from the other party, each party hereto shall:

       (a) Conduct its business and operations solely in the usual, normal and ordinary course of business;

       (b) Issue no stock or stock rights or other equity rights which were not expressly contemplated by the parties to the information already disclosed and developed incident to the negotiations and preparation of the Agreement;

       (c) Make no distribution to shareholders, or any other party of any assets or properties by way of dividend, purchase of shares, redemption, liquidation or otherwise;

       (d) Pay no salaries, bonuses or other compensation to officers, principal shareholders, directors or other affiliates, except as finders fees paid incident to this Agreement or incident to moneys raised, other than the usual and ordinary course of business or pursuant to employment terms already established and already disclosed to the other party;

       (e) Not sell, dispose of, or transfer any material assets or rights, tangible or intangible, except under current contract arrangements already disclosed to the other party or except in the ordinary course of business;

       (f) Make no purchase or acquisitions of real property or material amounts of personal property except in the ordinary course of business or with the consent of the other party to this Agreement;

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       (g)  Not subject any property or rights to licenses, mortgages, pledges or other encumbrances of any kind or manner except for a full and fair consideration in the ordinary course of business;

       (h) Not borrow any money except for operations in the ordinary course of business or with the consent of the other parties to this Agreement;

       (i) Not make any loans or advances or extend any credit terms except in the ordinary course of business;

       (j) Not amend any bylaws, articles of incorporation, or make any material changes in accounting or operational practice and policies;

       (k) Maintain and cause to be maintained current and accurate records of all issuance's of common stock of the respective parties;

       (l) Each party to this agreement shall furnish the other party's reasonable access to properties, premises, books and records, and any financial and operating data and information regarding the business operations of all the parties, as each party hereto may from time to time reasonable request of the other party. Each party shall take diligent and secure efforts to keep all of such information and data confidential at all times, and shall execute whatever confidentiality agreements are required by the other party;

       (m) Each party shall take its best efforts to retain all present employees, and do nothing to undermine or diminish the goodwill of suppliers, prospective customers, current customers, marketing or sales representatives or any others having business relationships with either party;

       (n) Until the termination of this Agreement or the successful closing of this business combination, neither party shall contemplate or negotiate or enter into, any other business combination or similar arrangement or merger with a third party, or offer any of their assets or capital stock to a third party unless with the written consent of the other parties hereto;

       (o) Each party hereby warrants and represents that any information or data supplied to the other party for purposes of being included in information sent to Pan shareholders shall not contain any statement which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact and shall contain all information required to make the supplied information not materially misleading or incomplete. As of the Closing Date,

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                    such distributed information will contain all material
                    statements and information required to be included therein with respect to each party hereto and will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading.

             (p) Upon the date of this agreement hereof, PAN's existing Directors will first appoint Mark Joyner, and one other director from Searchound.com 2000, Ltd. Each party hereto shall take whatever actions are needed to nominate and submit to the shareholders of PAN at its upcoming shareholders meeting the following persons to be elected to the Board of Directors of PAN: Jerry Cornwell, Clifford M. Johnston, Mark Joyner, and two directors from the Searchound.com 2000 Ltd. group.

             (q) Not make any press release or form of public communication concerning this business combination without the prior approval and consent of the other party.

             (r) Not commit any violation of any permit, license, law or regulation materially adversely affecting any assets or business of any party hereto; and

             (s) Not enter into any material new borrowing or increased borrowing without the written consent of the other party hereto; nor enter into any material new contracts of commitments for the purchase or sale of merchandise or services except in the ordinary course of business or with the written consent of the other party.

             (t) Not dilute the shareholdings of either the original PAN shareholders or the newly issued shares to Searchound.com 2000 Ltd. shareholders for at least 270 days following the Effective Date of this Agreement and Plan of Business Combination other than what has been disclosed to both parties incident to the negotiation and preparation of this Agreement, i.e., an agreement to issue 500,000 shares to employees and consultants; 305,555 shares to settle out and in satisfaction of PAN's outstanding convertible debentures; 200,000 shares issued for $200,000 pursuant to an initial private placement; 1,500,000 shares issued for $1,500,000 pursuant to a subsequent private placement.

      12. CLOSING CONDITIONS - Unless otherwise waived expressly in writing by the other party, all obligations of PAN and Searchound.com 2000 Ltd, under this Agreement are subject to the fulfillment of the following conditions prior to closing:

             (a) The representations and warranties by or on behalf of either party hereto contained in this Agreement or in any document or certificate delivered to the other party incident to this Agreement or its closing shall be true and correct in all material

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                    respects at and as of the time of closing as though such
                    representations and warranties were made at and as of the time;

             (b) All parties hereto have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by or prior to the closing of this business combination;

             (c) This Agreement must be duly authorized, executed and delivered by the respective and appropriate officers and/or directors of all parties hereto;

             (d) Any filings or notices to state, federal or other jurisdiction's regulatory authorities or corporation commissions or secretaries of state required by this Agreement and its closing must have been completed, including anything necessary to constitute this business combination as a valid exemptions from registration under state and federal securities laws and regulations;

             (e) PAN shall have received the appropriate investment representation from Searchound.com 2000 Ltd. shareholders whereby they represent that the securities being delivered by PAN in this business combination are being purchased for investment and not with a view toward further distribution or sale thereof, and they understand such securities are "restricted securities" as defined by federal and state securities laws and accordingly may not be transferred or resold without a current registration or the availability of an appropriate exemption from such registration;

             (f) The securities to be issued incident to this business combination shall be issued pursuant to all necessary corporate action being legally taken prior to their issuance, and shall be fully paid and nonassessable when issued to the shareholders of Searchound.com 2000 Ltd, and certificates therefor shall be fully paid and nonassessable when issued to the shareholders of Searchound.com 2000 Ltd., and certificates therefor shall be in proper form and carry the required restrictive legend thereon;

             (g) No material claim, action, suit or proceeding, whether private or public or governmental, shall be pending or threatened against PAN or Searchound.com 2000 Ltd., or the officers or directors of these corporations incident to their roles with such corporations, which if adversely determined, would prevent or hinder materially the consummation of the transactions in this Agreement or result in the payment of substantial damages as a result of such transaction and action or proceeding;

             (h) All actions, proceedings, instruments and documents required to carry out and



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



                    effectuate this business combination or incidental hereto, and any other related legal matters, shall have been approved by respective legal counsels of the parties hereto;

             (i) No material adverse events affecting any party hereto shall have occurred prior to the closing of this business combination;

             (j) There shall have been no material misrepresentation or omission to state any material fact by either party in connection with the information provided relative to this business combination and its closing;

             (k) Both parties and their legal or accounting representatives, as the case may be, shall be satisfied that this business combination may be consummated as a tax-free reorganization.

             (l) As of the Closing Date, there shall be no outstanding equity securities of Searchound.com 2000 Ltd. other than those being exchanged in this business combination and also there shall be no outstanding warrants, options or other conversion rights to acquire any equity securities of Searchound.com 2000 Ltd. or PAN;

             (m) Between the date hereof and the Closing Date, both parties hereto shall not issue any shares of their common stock, or any warrants or options or other stock rights; and

             (n) All parties hereto shall have completed their respective due diligence reviews of the business and records of the other parties.

      13. SURVIVAL OF REPRESENTATIONS - All representation, warranties and covenants contained herein by any party hereto shall survive the closing of this business combination and the consummation of the transactions called for hereby for two years from the date hereof, provided, however, that all parties hereto hereby agree that no officer, director or shareholder of PAN or Searchound.com 2000 Ltd. shall be personally liable for any damages, liability or expense resulting from the inaccuracy or incompleteness of any representation or warranty contained herein.

      14. TERMINATION OF AGREEMENT - This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

             (a)    By written consent of all parties hereto; or

             (b) By any party hereto, if there has been a material misrepresentation or breach of the representations or warranties herein by the other party, provided, however, that if the breach can and is cured within ten (10) days following notification thereof, it shall not constitute grounds for termination; or

       (c) By any party hereto if the Closing Date of this business combination has not taken place by May 13, 2000.

15. CLOSING ACTION - Upon the Closing Date hereof, the following actions shall be taken, and all of such actions shall be deemed to be simultaneous as of such Closing Date:

       (a) PAN shall have delivered certificates to the shareholders of Searchound.com 2000 Ltd. representing the PAN common shares required by the exchange set forth in this business combination; and

       (b) The Searchound.com 2000 Ltd. shareholders shall have delivered all common shares of Searchound.com 2000 Ltd. to PAN legally endorsed for cancellation; and

       (c) All corporate, financial and title document books, records and certificates as the case may be, of Searchound.com 2000 Ltd. shall be delivered to the possession of PAN; and

       (d) Any tangible or intangible assets, properties and rights owned by Searchound.com 2000 Ltd. shall be placed in the control and possession of PAN along with the rights, books and records of Searchound.com 2000 Ltd; and

       (e) Each party should provide the other parties with whatever certificates or copies of directors' or shareholders' meetings or actions or resolutions as required to establish evidence of completion of corporate action required to consummate this business combination; and

       (f) Each party shall furnish the other parties with such other instruments and documents as required to be delivered pursuant tot he provisions of the Agreement, or which may be reasonable requested in furtherance of the intent and purposes of this Agreement.

16.    GENERAL MATTERS -

       (a) NOTICES: Any and all notices provided for in this Agreement shall be in writing and hand delivered or sent by certified mail, directed as follows:


             TO: PAN INTERNATIONAL                      TO: SEARCHOUND.COM 2000

             GAMING, INC.                            LTD.

             Attn: Jerry Cornwell, President         Attn: Mark Joyner, Director
             19239 Aurora Avenue North               6011 Metropolitan Plaza,
             Shoreline, WA 98133-3930                Los Angeles, CA 90036

       (2) PARTIES IN INTEREST: This Agreement shall inure to the benefit of and bind the parties hereto, and their respective representatives, heirs, successors and assigns, as the case may be.

       (3) COUNTERPARTS: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       (4) WAIVER: Any failure on the part of any party thereto to comply with any of the obligations and conditions of this Agreement may be waived in writing by any other parties.

       (5) ADDITIONAL DOCUMENTS: At any time, and from time to time after the closing of this agreement, each party hereto will execute and deliver to the other party such additional documents and instruments, and take such additional action, as may reasonably be requested by the other party, to confirm or perfect title to any property or right transferred hereunder or otherwise to carry out the intents and purposes of this Agreement.

       (6) SEVERABILITY: If any part of this Agreement is deemed to be unenforceable, the balance of this Agreement shall remain in full force and effect.

       (7) ENTIRE AGREEMENT AND BENEFIT: This Agreement is the entire agreement of the parties hereto covering everything agreed upon or understood in this transaction and in the negotiations and preparation of this business combination. There are no oral promises or agreements or conditions precedent, representations or understandings between any of the parties hereto of any kind or nature other than those expressly contained in this Agreement.

       (8) TAX AND LEGAL IMPLICATIONS: None of the parties to this Agreement warrant any tax or legal aspects of this transaction to another party; and nothing herein, or any further information or documents to be furnished in connections with this business combination shall be construed as business, tax or legal advice to any person or shareholder. Each party or person involved in this business combination is urged to consult their own tax or legal advisors as to the tax and legal implications of this transaction.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.


PAN INTERNATIONAL GAMING,                    SEARCHOUND.COM 2000 LTD.,
INC., AS ACQUIRER                            AS ACQUIREE


By                                           By
  ----------------------------------           ---------------------------
   Jerry Cornwell, President                    Mark Joyner, Director


And                                          And
   ------------------------------------         --------------------------
   Clifford M. Johnston, Vice President         Naomi Hope, President


SELLING SHAREHOLDERS

By                                           By
  --------------------------                   ---------------------------

By                                           By
  --------------------------                   ---------------------------

By                                           By
  --------------------------                   ---------------------------

By                                           By
  --------------------------                   ---------------------------

By                                           By
  --------------------------                   ---------------------------

By                                           By
  --------------------------                   ---------------------------

By                                           By
  --------------------------                   ---------------------------

              this transaction.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and day first above written.


PAN INTERNATIONAL GAMING,                 SEARCHOUND.COM 2000 LTD.,
INC. as Acquirer                          as Acquiree

By  /s/ JERRY COGSWELL                    By  /s/ NAOMI HOPE
   ----------------------------              ----------------------------
   Jerry Cogswell, President                 Naomi Hope, Director



And /s/ CLIFFORD M. JOHNSTON
   ----------------------------
                                          And
                                             ----------------------------
   Clifford M. Johnston, Vice President      Naomi Hope, President


SELLING SHAREHOLDERS

By  /s/ CONNIE SWEDBERG                   By
   ----------------------------              ----------------------------
   578112 BC LPO, CONSPUCO
                  SWEDERC

By                                        By
   ----------------------------              ----------------------------



By                                        By
   ----------------------------              ----------------------------



By                                        By
   ----------------------------              ----------------------------



By                                        By
   ----------------------------              ----------------------------



By                                        By
   ----------------------------              ----------------------------



By                                        By
   ----------------------------              ----------------------------


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

By                                        By
   ----------------------------              ----------------------------



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